Exhibit 99.1

Sovereign Bancorp News Release

FINANCIAL CONTACTS:
Mark McCollom 610-208-6426 — mmccollo@sovereignbank.com
Stacey Weikel 610-208-6112 — sweikel@sovereignbank.com

MEDIA CONTACT:
Ed Shultz 610-378-6159 — eshultz1@sovereignbank.com

DATE: October 4, 2005

Sovereign Expects Third Quarter 2005 GAAP Earnings of Approximately $.46 Per Share and
Operating Earnings of Approximately $.49 Per Share

PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today it expects to report third quarter 2005 earnings of approximately $.46 per diluted share in accordance with generally accepted accounting principles and operating earnings of approximately $.49 per diluted share, which excludes approximately $.03 per share related to the amortization of intangibles.

Regarding the third quarter of 2005, Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer, commented, “Our core earnings trends should show several positives for the quarter. Core deposits are expected to grow approximately 8% annualized from second quarter levels, achieving our targeted growth of 6% to 8%. Commercial loan demand remains very robust, and our consumer auto loan portfolio should show double-digit annualized growth as well. Consumer and commercial banking fees should again reach all-time highs for the company. Credit quality continues at very strong levels, and our operating leverage should continue to be positive.”

Sidhu continued, “Our biggest challenge remains the prolonged flatness of the yield curve, which continues to put pressure on our net interest margin in the near-term. Our strategy to deal with this interest rate environment throughout 2005 has been to maintain pricing discipline across our business lines, particularly those which carry higher levels of interest rate risk. As a result, we have seen slower growth in some of our consumer lending businesses, which in turn has resulted in stronger capital generation. We have been using this excess capital to repurchase Sovereign common stock, as we believe this is currently the best available use of our excess capital. During the third quarter, we repurchased 8 million shares, bringing our year-to-date repurchases through September 30 to 20 million shares.”

“Management continues to review all available options to improve our performance as well as enhance shareholder value as we believe this challenging interest rate environment may persist for the foreseeable future,” concluded Sidhu.

Sovereign’s detailed earnings for the third quarter will be released at approximately 4:00 pm ET on Tuesday, October 18, 2005.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

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Note:

This press release contains financial information determined by methods other than in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”). Sovereign’s management uses the non-GAAP measure of Operating Earnings, and the related per share amount, in their analysis of the company’s performance. This measure, as used by Sovereign, adjusts net income determined in accordance with GAAP to exclude the effects of special items, including significant gains or losses that are unusual in nature or are associated with acquiring and integrating businesses, and certain non-cash charges. Operating earnings for the third quarter of 2005 represent net income adjusted for the after-tax effect of amortization of intangible assets. Since certain of these items and their impact on Sovereign’s performance are difficult to predict, management believes presentations of financial measures excluding the impact of these items provide useful supplemental information in evaluating the operating results of Sovereign’s core businesses. These disclosures should not be viewed as a substitute for net income determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies.

This press release contains statements of Sovereign’s strategies, plans, and objectives, as well as estimates of future operating results for 2005 for Sovereign Bancorp, Inc. as well as estimates of financial condition, operating and cash efficiencies and revenue generation. These statements and estimates constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), which involve significant risks and uncertainties. Actual results may differ materially from the results discussed in these forward-looking statements. Factors that might cause such a difference include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; Sovereign’s ability in connection with any acquisition to complete such acquisition and to successfully integrate assets, liabilities, customers, systems and management personnel Sovereign acquires into its operations and to realize expected cost savings and revenue enhancements within expected time frame; the possibility that expected one time merger-related charges are materially greater than forecasted or that final purchase price allocations based on the fair value of acquired assets and liabilities and related adjustments to yield and/or amortization of the acquired assets and liabilities at any acquisition date are materially different from those forecasted; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company’s operations, integrations, pricing, products and services; acts of God, including natural disasters.